Exhibit 99.1

Whiting USA Trust II

Whiting USA Trust II Announces Trust Quarterly Distribution

WHITING USA TRUST II

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, February 7, 2013 – Whiting USA Trust II (NYSE Symbol – WHZ) announced the first Trust distribution in 2013, which relates to net profits generated during the fourth quarterly payment period of 2012.

Unitholders of record on February 19, 2013 will receive a distribution amounting to $11,975,068 or $0.650819 per unit, which is payable on or before March 1, 2013.

Volumes, average sales prices and net profits for the quarterly payment period were:

Sales volumes:
Oil (Bbls)	340,079
Natural gas (Mcf)	596,479

Total (BOE)	439,492
Average sales prices:
Oil (per Bbl)(1)	$79.63
Natural gas (per Mcf)(2)	$4.67

Gross proceeds:
Oil sales	$27,081,047
Natural gas sales	2,787,575

Total gross proceeds	$29,868,622

Costs:
Lease operating expenses(3)	$12,164,744
Production taxes	1,540,154
Development costs	2,629,576

Total costs	$16,334,474

Net profits	$13,534,148
Percentage allocable to Trust’s Net Profits Interest	90%

Total cash available for the Trust	$12,180,733
Provision for estimated Trust expenses	(200,000)
Montana state income taxes withheld	(5,665)

Net cash proceeds available for distribution	$11,975,068

Trust units outstanding	18,400,000

Cash distribution per Trust unit	$0.650819

(1)

The price of crude oil realized by the Trust’s underlying properties during the last nine months of 2012 has been lower than was anticipated at the time of the Trust’s initial public offering in March 2012.

(2)

The average sales price of natural gas for the gas production months within the distribution period exceeded the average NYMEX gas prices for those same months within the period due to the “liquids rich” content of a portion of the natural gas volumes produced by the underlying properties.

(3)

The Trust’s underlying properties experienced increases in lease operating expenses during 2012 related to a higher level of workover activity, increased ad valorem taxes and increases in the cost of oil field goods and services associated with higher demand in the industry.

The net profits interest represents the right to receive 90% of the net proceeds from Whiting Petroleum Corporation’s interests in certain existing oil and natural gas properties located primarily in the Rocky Mountains, Permian Basin, Gulf Coast and Mid-Continent regions of the United States. The net profits interest will terminate on the later to occur of (1) December 31, 2021, or (2) the time when 11.79 MMBOE have been produced from the underlying properties and sold (which amount is equivalent to 10.61 MMBOE attributable to the net profits interest), and the Trust will soon thereafter wind up its affairs and terminate, after which it will pay no further distributions.

As of December 31, 2012, on a cumulative accrual basis, 1.7 MMBOE (16%) of the Trust’s total 10.61 MMBOE have been produced and sold. Based on the Trust’s reserve report for the underlying properties as of December 31, 2012, the 11.79 MMBOE of reserves (10.61 MMBOE to the 90% net profits interest) are projected to be produced from the underlying properties by December 31, 2021, which reflects an expected year over year decline rate of approximately 9.0% between 2013 and 2021, assuming no additional development drilling or other development expenditures are made on the underlying properties after 2014. However, cash distributions to unitholders may decline at a faster rate than the rate of production due to fixed and semi-variable costs attributable to the underlying properties, or if expected future development is delayed, reduced or cancelled.

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The announced distributable amount is based, in part, on the amount of cash received or expected to be received by the Trust from Whiting Petroleum Corporation pursuant to the net profits interest with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in the operation, production and development of oil and gas properties, and future production and development costs. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mary Jo Davis
(713) 483-6792
919 Congress Avenue, Austin, TX 78701
http://WhitingWHZ.investorhq.businesswire.com/

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